Exhibit 99.1

IntriCon Corporation Announces Change to Virtual Meeting Format for its

Annual Meeting of Shareholders to be Held on April 28, 2020

ARDEN HILLS, Minn. — March 31, 2020 — IntriCon Corporation (NASDAQ: IIN), a designer, developer and manufacturer of miniature interventional, implantable and body-worn medical devices, today announced a change in the location of its Annual Meeting of Shareholders to be held on Tuesday, April 28, 2020 at 9:00 a.m., Central Time.

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of its shareholders, employees and other meeting participants, the location of the Annual Meeting has been changed and will be held in a virtual meeting format only. Shareholders will not be able to attend the Annual Meeting in person.

Attending the Virtual Meeting as a Shareholder

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/IIN2020, shareholders must enter the control number found on their previously received proxy card, voting instruction form or notice. Further information regarding this change to the location of the Annual Meeting can be found in the definitive additional proxy materials filed by the Company with the Securities and Exchange Commission on March 31, 2020.

Shareholders may vote their shares and submit questions during the Annual Meeting by following the instructions available on the meeting website during the meeting. A support line will be available on the meeting website for any questions on how to participate in the Annual Meeting.

IntriCon urges all its shareholders of record to vote and submit a proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting, whether or not they plan to attend the meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company's common stock trades under the symbol "IIN" on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com